Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made by and between PHILIP R. GALLAGHER (“Employee”), and AVNET, INC., a New York corporation, with its principal executive offices at 2211 South 47th Street, Phoenix, AZ 85034 (the “Employer”), effective as of this 1st day of December, 2013 (the “Effective Date”).
WHEREAS, Employee is now and has been employed by the Employer pursuant to a certain Employment Agreement effective as of June 29, 2008 (referred to herein as the “Prior Employment Agreement”);
WHEREAS, the Employer and Employee desire to amend and restate the Prior Employment Agreement;
WHEREAS, the Employer wishes to provide for the continued employment of Employee in the role of Senior Vice President of the Employer and President of Avnet Technology Solutions, an operating group of the Company; and
WHEREAS, Employee wishes to accept such continued responsibilities and employment and to render services to the Employer in accordance with the provisions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:
SECTION 1

EMPLOYMENT, SALARY, BENEFITS
1.1    Employment. Employer agrees to employ Employee and Employee agrees to accept employment upon the terms and conditions hereinafter set forth in this Agreement, which shall supercede and replace the Prior Employment Agreement.
1.2    Term. Employee’s employment shall continue as of the date hereof and, subject to earlier termination as provided herein in Section 2, shall continue until terminated by either party; provided, however, that the party desiring to terminate the employment under this Section 1 gives written notice thereof to the other on a date not later than one (1) year prior to the date of actual termination of employment (the “Notice Date”).
1.3    Duties. Employee is hereby engaged in an executive capacity and shall perform such duties for Employer, or Employer’s subsidiaries, divisions and operating units as may be assigned to him from time to time by the Chief Executive Officer or Chief Operating Officer of Employer. Employee is currently engaged as Senior Vice President of Employer and as President, Avnet Technology Solutions, an operating group of Employer. If Employee is elected or reelected an officer or a director of Employer or any subsidiary, division or affiliate thereof, he shall serve as such without additional compensation.

1.4    Compensation. For all services to be rendered by Employee and for all covenants undertaken by him pursuant to the Agreement, Employer shall pay and Employee shall accept such compensation (including base salary and incentive compensation) as shall be agreed upon from time to time between Employer and Employee.

1.4.1
Compensation During One-Year Notice Period. In the event Employee’s employment hereunder is, or will be, terminated by providing the one- (1-) year notice under Section 1.2 above (the “Notice”) and, prior to providing the Notice, Employer and Employee fail to agree upon the amount of Employee’s compensation during all or any portion of the one year commencing on the Notice Date (“One-Year Notice Period”), then: (A) Employee’s base salary for the One-Year Notice Period shall remain unchanged; and (B) Employee’s incentive compensation shall be determined as follows: if Employee’s incentive compensation arrangement for Employer’s fiscal year in progress when the Notice is given has been agreed upon: (y) then such arrangement shall remain unchanged, it being understood that neither Employer nor Employee shall have any discretion in altering such arrangement in any form or manner and (z) for the portion of the One-Year Notice period for which Employer and Employee fail to agree upon Employee’s incentive compensation arrangement (the “Disputed Period”), Employee shall not be eligible to participate in any performance-based cash compensation arrangement during the Disputed Period and instead shall receive a one-time cash bonus (to be paid by the Employer upon the expiration date of the One Year Period) equal to the amount of the annual cash incentive target most recently agreed upon by Employee and Employer multiplied by a fraction, where the numerator is the number of days in the Disputed Period and the denominator is 365.

1.4.2
Separation from Service of Specified Employee. Notwithstanding anything to the contrary in this Agreement, but subject to the applicable provisions of Section 1.4.3 below, to the extent that Employee (i) incurs a “separation from service” (a “Separation from Service”) within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) during the term specified in Section 1.2 (whether before, at the beginning of, or during the Notice Period), and (ii) is then a “specified employee” within the meaning of Section 409A and the Employer’s specified employee identification policy, if any (a “Specified Employee”), and (iii) to the extent that any payment, benefit, or reimbursement to be made to Employee hereunder is “nonqualified deferred compensation” within the meaning of Section 409A (and determined in accordance with the applicable provisions of Section 1.4.3.), the payment of which is triggered by the Separation from Service, no such payment, benefit, or reimbursement upon a Separation from Service will be made before the first day of the seventh month following the month of Employee’s Separation from Service (the “Six Month Delay Rule”). Any installment payments, benefits, or reimbursements that are subject to the Six Month Delay Rule under Section 409A shall be accumulated and paid or reimbursed with any payment or reimbursement on the first day of the seventh month following the month of Employee’s Separation from Service, and thereafter all other such payments, if any, of base salary, incentive compensation, benefits, or reimbursements shall be made in the normal course when Employer makes similar payments to active employees.

1.4.3
The preceding delay provisions of Section 1.4.2. shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to not constitute nonqualified deferred compensation under Section 409A by virtue of either: (A) the Employee’s right to the payment was previously subject to a substantial risk of forfeiture under Section 409A and the payment is thereafter paid within the time periods prescribed under the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4) (“Short-Term Deferral Exception”) or (B) the payment being made upon involuntary Separation from Service under a separation pay plan that meets the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) (and any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year when the Employee incurred such involuntary Separation from Service) (“Separation Pay Plan Exception”). The Separation Pay Plan Exception shall be applied, first, to any installments payable within six months after Separation from Service that do not otherwise qualify for the Short-Term Deferral Exception and, next, to the latest installments payable within the permitted payment period for this exception.

1.5    Additional Benefits. In addition to the compensation described in Section 1.4, Employee shall be entitled to vacation, insurance, retirement and other benefits as are afforded to personnel of Employer’s United States-based operating units generally (other than a severance plan or arrangement available to such personnel) and which are in effect from time to time. It is understood that Employer does not by reason of this Agreement obligate itself to provide any such benefits to such personnel and that participation in such benefits are subject to the terms and conditions thereof and the requirements under applicable law (including those under the Code). If Employer is advised by outside legal counsel that it must restrict Employee’s participation in retirement or savings type benefits under applicable law during the One-Year Notice Period, then, in lieu of participation in those benefits during such period, Employer shall pay Employee within 30 days upon the expiration of the One-Year Notice Period (or if later, after the period described in Section 1.4.2) an amount equal to the Employer-provided contributions or benefits Employee would have otherwise accumulated under those retirement or savings type benefits during such period (determined: (a) without regard to any pre-tax or after-tax contributions that would have otherwise been made by Employee (but by including the maximum amount of matching contributions that Employee would have otherwise received) or any lost investment or future tax-deferral opportunities and (b) by assuming that distributions relating to retirement or savings type benefits would have been made to Employee at the end of the One-Year Notice Period) plus a gross-up for any federal, state or local income taxes imposed on Employee on such payment (as determined by Employer). Employee also participates in the Employer’s Executive Officers’ Supplemental Life Insurance and Retirement Benefits Program (the “Program”) pursuant to the terms and conditions applicable to the Program. Employee acknowledges and agrees that the Employer may amend the Program in any manner that it deems appropriate to comply with Section 409A (including, but not limited to, amending distribution provisions thereunder); provided, however, that the Employer may not decrease Employee’s benefits under the Program without the Employee’s written consent. Notwithstanding any other provision of the benefit plans, the Program or any other policy of Employer providing for reimbursement of expenses incurred by Employee or the payment of in-kind benefits, in compliance with Section 409A, to the extent that such payments are not made under the Short-Term Deferral Exception:
(i)    They will be made pursuant to an arrangement providing for an objectively determinable and non-discretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided and during an objectively and specifically prescribed period;
(ii)    The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year (other than medical benefits described in Section 105(b) of the Code);
(iii)    The reimbursement of an eligible expense (e.g., medical expenses) shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and
(iv)    The right to reimbursement or right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.
1.6    Compensation on Termination. Upon termination of this Agreement and Employee’s Separation from Service, if Employee’s compensation is not determined under Section 1.4.1 of this Agreement, Employee shall be entitled to receive only such compensation as had accrued and was unpaid to the effective date of his Separation of Service and, in the case of termination of employment due to death or disability, upon the termination of this Agreement. If Employee’s Separation from Service occurs other than at the end of a fiscal year of Employer, the compensation payable to Employee (including base salary and incentive compensation) shall bear the same ratio to a full fiscal year’s remuneration as the number of days for which Employee shall be entitled to remuneration (up to the day of his Separation from Service) bears to 365 days; provided, however, that incentive compensation shall only be paid after the end of the performance period, only to the extent that performance targets have been met; and provided further that if Employee is then a Specified Employee, to the extent that any payment (whether of accrued salary or incentive payment) to be made to Employee is “nonqualified deferred compensation” within the meaning of Section 409A (and determined in accordance with the applicable provisions of Section 1.4.3.) and is not subject to a deferral election under the Avnet Deferred Compensation Plan, as amended (“DCP”), the incentive payment, if any, upon a Separation from Service will be made in a lump sum on the latest of (i) the first day of the seventh month following the month of Employee’s Separation from Service if such payment is deemed to be triggered by the Separation from Service, (ii) the end of the performance period, or (iii) the effective date of Employee’s termination for Employer purposes.
1.7    Section 409A. It is intended that each installment of the payments and benefits provided under Sections 1.4, 1.5, and 1.6 shall be treated as a separate payment for purposes of Section 409A, and that neither the Employer nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
SECTION 2

OTHER TERMINATIONS
2.1    Death or Disability. Employee’s employment hereunder shall terminate on the date of Employee’s death or Date of Disability. For purposes of this Agreement, “Disability” shall mean that Employee is unable, as a result of Employee suffering mental or physical injury, illness or incapacity, to perform his customary duties hereunder on a full-time basis for a period of three hundred sixty-five (365) substantially consecutive days; and “Date of Disability” means the 365th such day. The opinion of a medical doctor licensed to practice in the State of Arizona (or such other state where the Employee then resides) and having medical board certification in his or her field of specialization or the receipt or entitlement of Employee to disability benefits under any policy or insurance provided or made available by Employer or under the Federal Social Security Act shall be conclusive evidence of the Employee’s Disability. To the extent Employee is a Specified Employee on the Date of Disability, payments to Employee of “nonqualified deferred compensation” (within the meaning of Section 409A and determined in accordance with the applicable provisions of Section 1.4.3.) must comply with the Six Month Delay Rule unless the employee has incurred a “disability” under Section 409A and such disability is the reason for Employee’s termination of employment with the Employer.
2.2    Cause. Employee’s employment hereunder may also be terminated by Employer at any time prior to the expiration of the term hereof without notice for cause, including, but not limited to, Employee’s gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act. If Employee is terminated under this Section 2.2, payment during the One-Year Notice Period under Section 1.4.1 and any payment of annual incentive or related amounts under Section 1.6 shall not apply.
2.3    Change of Control. Upon a Change of Control as defined in the Change of Control Agreement (the “COC”) separately entered into between Employer and Employee during the term of this Agreement, the provisions of the COC shall apply. If Employee terminates employment and receives payment under the COC, payment during the One-Year Notice Period under Section 1.4.1 and any payment of annual incentive or related amounts under Section 1.6 shall not apply.
SECTION 3

COMPETITIVE EMPLOYMENT
3.1    Full time. Employee shall devote his full time, best efforts, attention and energies to the business and affairs of Employer and shall not, during the term of his employment, be engaged in any other activity which, in the sole judgment of Employer, will interfere with the performance of his duties hereunder.
3.2    Non-Competition. While employed by Employer or any subsidiary, division or operating unit of Employer, Employee shall not, without the written consent of the Chief Executive Officer of Employer, directly or indirectly (whether through his spouse, child or parent, other legal entity or otherwise): own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, shareholder, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with the business of Employer; provided, however, notwithstanding the foregoing Employee shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interests of any company or entity the stock or other equity interests of which is publicly traded on a national securities exchange or on the NASDAQ over-the-counter market.
3.3    Non-Solicitation. Employee further agrees that he will not, at any time while employed by Employer or any subsidiary, division or operating unit of Employer and for a period of one year after the termination of employment with Employer, without the written consent of an officer authorized to act in the matter by the Board of Directors of Employer, directly or indirectly, on Employee’s behalf or on behalf of any person or entity, induce or attempt to induce any employee of Employer or any subsidiary or affiliate of Employer (collectively the “Employer Group”) or any individual who was an employee of the Employer Group during the one (1) year prior to the date of such inducement, to leave the employ of the Employer Group or to become employed by any person other than members of the Employer Group or offer or provide employment to any such employee.
SECTION 4

DEFINITIONS
The words and phrases set forth below shall have the meanings as indicated:
“Confidential Information”. That confidential business information of the Employer, whether or not discovered, developed, or known by Employee as a consequence of his employment with Employer. Without limiting the generality of the foregoing, Confidential Information shall include information concerning customer identity, needs, buying practices and patterns, sales and management techniques, employee effectiveness and compensation information, supply and inventory techniques, manufacturing processes and techniques, product design and configuration, market strategies, profit and loss information, sources of supply, product cost, gross margins, credit and other sales terms and conditions. Confidential Information shall also include, but not be limited to, information contained in Employer’s manuals, memoranda, price lists, computer programs (such as inventory control, billing, collection, etc.) and records, whether or not designated, legended or otherwise identified by Employer as Confidential Information.
“Developments”. Those inventions, discoveries, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to Employer’s present and prospective activities and products.
SECTION 5

DEVELOPMENTS, CONFIDENTIAL INFORMATION AND RELATED MATERIALS
5.1    Assignment of Developments. Any and all Developments developed by Employee (acting alone or in conjunction with others) during the period of Employee’s employment hereunder shall be conclusively presumed to have been created for or on behalf of Employer (or Employer’s subsidiary or affiliate for which Employee is working) as part of Employee’s obligations to Employer hereunder. Such Developments shall be the property of and belong to Employer (or Employer’s subsidiary or affiliate for which Employee is working) without the payment of consideration therefor in addition to Employee’s compensation hereunder, and Employee hereby transfers, assigns and conveys all of Employee’s right, title and interest in any such Developments to Employer (or Employer’s subsidiary or affiliate for which Employee is working) and agrees to execute and deliver any documents that Employer deems necessary to effect such transfer on the demand of Employer.
5.2    Restrictions on Use and Disclosure. Employee agrees not to use or disclose at any time after the date hereof, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Employer, any Confidential Information which is or was obtained or acquired by Employee while in the employ of Employer or any subsidiary or affiliate of Employer; provided, however, that this provision shall not preclude Employee from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order; provided that prior to such disclosure required by law or court order Employee will have given Employer three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.
5.3    Return of Documents. Upon termination of Employee’s employment with Employer, Employee shall forthwith deliver to the Chief Executive Officer of Employer all documents, customer lists and related documents, price and procedure manuals and guides, catalogs, records, notebooks and similar repositories of or containing Confidential Information and/or Developments, including all copies then in his possession or control whether prepared by him or others.
SECTION 6

MISCELLANEOUS
6.1    Equitable Relief. Employee acknowledges that any material breach of any of the provisions of Sections 3 and/or 5 would entail irreparable injury to Employer’s goodwill and jeopardize Employer’s competitive position in the marketplace or Confidential Information, or both, and that in addition to Employer’s other remedies, Employee consents and Employer shall be entitled, as a matter of right, to an injunction issued by any court of competent jurisdiction restraining any breach of Employee and/or those with whom Employee is acting in concert and to other equitable relief to prevent any such actual, intended or likely breach.
6.2    Survival. The provisions of Sections 3.2, 3.3, 4, 5, and 6 shall survive the termination of Employee’s employment hereunder.
6.3    Interpretation. If any court of competent jurisdiction shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographic scope, duration, activity, subject or otherwise) than is reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein shall be deemed reduced or limited to the extent necessary to permit enforcement of such provisions.
6.4    Succession. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon Employer, its successors and assigns.
6.5    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to their subject matter and no waiver, modification or change of any provisions hereof shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced.
6.6    Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term condition of this Agreement.
6.7    Notices. All notices pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, or the equivalent, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such address as may hereafter be specified by notice in writing in the same manner by any party or parties.
6.8    Headings. Except for the headings in Section 4, the headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

6.9    Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Arizona, without giving effect to Arizona principles regarding conflict of laws and, where applicable, the Code. Reference to any provision of the Code or any regulation issued thereunder shall be deemed to include any successor provision.
6.10    Section 409A Compliance. The parties intend that any “nonqualified deferred compensation” within the meaning of Section 409A payable to Employee under this Agreement (or under any plan or program maintained by the Employer in which Employee participates) be paid in compliance with Section 409A such that there are no adverse tax consequences, interest, or penalties as a result of the payments. To the extent permitted by law, the parties agree to modify this Agreement to the extent necessary to comply with Section 409A.
Anything in this Agreement to the contrary notwithstanding and except as set forth in this Section 6.10, if in connection with any payment or distribution by the Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”), Employee is subject to, or is notified by the Internal Revenue Service that he is or will be subject to, penalty taxes imposed by Section 409A or if any interest or penalties are incurred by Employee with respect to such penalty taxes (such penalty taxes together with any such interest and penalties, are hereinafter collectively referred to as the “Section 409A Tax”), then Employee shall be entitled to receive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by Employee of all Section 409A Tax and all income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Section 409A Gross-Up Payment, Employee retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed upon the Payment; provided, however, that the Employer shall only be responsible to make a Section 409A Gross-Up Payment with respect to the Section 409A Tax if the Section 409A Tax relates to or results from (i) the Employer’s failure to operate a “nonqualified deferred compensation plan” (as such term is defined in Section 409A) (a “NQDC”) in compliance with Section 409A on and after January 1, 2005; or (ii) the lack of compliance of any Employer NQDC document or documentation with Section 409A; or (iii) the payment or distribution by the Employer (or by any Employer NQDC) of any NQDC amount if such payment or distribution is not in compliance with Section 409A. For the avoidance of doubt, the Employer shall not be responsible to make any Section 409A Gross-Up Payment if, (1) after a timely notice or request by the Employer to Employee, Employee refuses or fails to make a timely election to alter the timing of payment or distribution or (2) Employee, in his capacity as an officer of the Employer, causes the Employer to take any action, or causes the Employer to fail to take any action, which causes Employee to be subject to a Section 409A Tax.
Determinations required to be made under this Section 6.10 regarding the amount of the Section 409A Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and Employee within thirty (30) business days of the receipt of notice from Employee that he is subject to a Section 409A Tax, or such earlier time as is reasonably requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Section 409A Gross-Up Payment, as determined pursuant to this Section 6.10, shall be paid by the Employer to Employee within thirty (30) days of the receipt of the Accounting Firm’s determination, but in no event later than the last day of the year following the year in which Employee remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Employer and Employee.
6.11    Forfeiture of Certain Parachute Payments.

6.11.1    Notwithstanding any other provision of this Agreement, if paragraph 6.11.2, below, applies, Employee shall forfeit amounts payable to Employee under this Agreement only to the extent that a certified public accounting firm selected and paid by the Employer (the “Accounting Firm”) determines is necessary to ensure that Employee is not reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Accounting Firm’s determination shall be conclusive and binding upon the Employer and Employee.
6.11.2    This paragraph 6.11.2 shall apply if (and only if) (A) any payment to be made under this Agreement is reasonably likely to result in Employee receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and (B) Employee’s forfeiture of payments due under this Agreement would result in the aggregate after-tax amount that Employee would receive being greater than the aggregate after-tax amount that Employee would receive if there were no such forfeiture.
6.11.3    Neither the Employer nor Employee shall have any discretion to determine which payments are forfeited. The forfeiture shall apply in reverse chronological order—e.g., the last payment in any series of payments shall be forfeited before any part of an earlier payment is forfeited.
6.12    Interest on Payments Subject to Six Month Delay Rule.  Any payment that is delayed to Employee under the Six Month Delay Rule shall accrue interest based on the prime rate of interest in effect at Bank of America, N.A. (or another bank designated by the Employer that is one of its principal banks) on the date when Employee has incurred a Separation From Service with the Employer.  Interest shall accrue daily on the unpaid amount due to Employee beginning with such date at the prime rate then in effect on a per annum basis, based on a 365 day year period with the actual number of days elapsed up through the day before the actual payment date.  Notwithstanding the foregoing, interest on payments delayed due to the Six Month Delay Rule under the Program shall be determined under the terms of the Program.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

EMPLOYEE	AVNET, INC.

_______________________________ Philip R. Gallagher	By _______________________________ Richard Hamada Chief Executive Officer